Exhibit 99.1

VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081

VILLAGE SUPER MARKET ANNOUNCES FORTHCOMING CHANGE IN
CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

Contact:	John Van Orden, CFO
(973) 467-2200
John.VanOrden@wakefern.com

Springfield, New Jersey – September 25, 2017 - Village Super Market, Inc. (NSD-VLGEA) today announced that James Sumas has notified the Board of Directors of his decision to step down as Chief Executive Officer and Chairman of the Board of Directors effective December 15, 2017 and not to stand for re-election to the Board of Directors at the 2017 Annual Meeting of Shareholders to be held on December 15, 2017.
James Sumas was elected Chairman of the Board in 1989 and named Chief Executive Officer in 2002. He has served variously as Vice President, Treasurer and a Director of the Company since its incorporation in 1955. The Board of Directors is pleased to announce that in recognition of his contributions to the Company over 62 years of service, the Board has appointed Mr. Sumas Chairman Emeritus effective December 15, 2017.
The Company also announced that the Board plans to appoint Robert Sumas as Chief Executive Officer and William Sumas to serve as Chairman of the Board of Directors effective December 16, 2017, when James Sumas’ term expires.

Robert Sumas has served as President since 2009. He has served variously as Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company since 1969. William Sumas has served as Vice Chairman of the Board since 2009. He has served as Vice President and a Director of the Company since 1980. Since 1989, he has served as an Executive Vice President.
Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and eastern Pennsylvania.